Exhibit 99.2

Alliant Energy Corporation

Corporate Headquarters 4902 North Biltmore Lane
Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Hotline: (608) 458-4040
Investor Relations: Susan Gille (608) 458-3956

Alliant Energy Prices Offering of $500 Million of 3.250% Convertible Senior Notes due 2028

MADISON, Wis. – May 12, 2025 – Alliant Energy Corporation (NASDAQ: LNT) announced the pricing of its offering of $500 million aggregate principal amount of its 3.250% convertible senior notes due 2028 in a private placement under the Securities Act of 1933, as amended (the “Securities Act”). Alliant Energy also granted each of the initial purchasers of the convertible notes an option to purchase, within a 13-day period from, and including, the date on which the convertible notes are first issued, up to an additional $75 million aggregate principal amount of the convertible notes. The sale of the convertible notes is expected to close on May 15, 2025, subject to customary closing conditions.

Alliant Energy expects that the net proceeds from the convertible notes will be approximately $493.0 million (or $567.0 million if the initial purchasers exercise their option to purchase additional convertible notes in full), after deducting the initial purchasers’ discounts and commissions and offering expenses payable by Alliant Energy. Alliant Energy intends to use the net proceeds from the offering of the convertible notes for the repayment or refinancing of debt, to reduce outstanding commercial paper or for general corporate purposes.

The convertible notes will be senior unsecured obligations of Alliant Energy, and will mature on May 30, 2028, unless earlier converted or repurchased in accordance with their terms. The convertible notes will bear interest at a fixed rate of 3.250% per year, payable semiannually in arrears on May 30 and November 30 of each year, beginning on November 30, 2025.

Prior to the close of business on the business day immediately preceding March 1, 2028, the convertible notes will be convertible at the option of the holders only under certain conditions.

On or after March 1, 2028, until the close of business on the business day immediately preceding the maturity date, holders of the convertible notes may convert all or any portion of their convertible notes at their option at any time at the conversion rate then in effect, irrespective of these conditions. Alliant Energy will settle conversions of the convertible notes by paying cash up to the aggregate principal amount of the convertible notes to be converted and paying or delivering, as the case may be, cash, shares of its common stock, $0.01 par value per share, or a combination of cash and shares of its common stock, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the convertible notes being converted.

The conversion rate for the convertible notes will initially be 13.1773 shares of common stock per $1,000 principal amount of convertible notes (equivalent to an initial conversion price of approximately $75.89 per share of common stock). The initial conversion price of the convertible notes represents a premium of approximately 27.5% over the last reported sale price of Alliant Energy’s common stock on the Nasdaq Global Select Market on May 12, 2025. The conversion rate and the corresponding conversion price will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. Alliant Energy may not redeem the convertible notes prior to the maturity date.

If Alliant Energy undergoes a fundamental change (as defined in the indenture that will govern the convertible notes), subject to certain conditions, holders of the convertible notes may require Alliant Energy to repurchase for cash all or any portion of their convertible notes at a repurchase price equal to 100% of the principal amount of the convertible notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (as defined in the indenture that will govern the convertible notes). In addition, if certain fundamental changes occur, Alliant Energy may be required, in certain circumstances, to increase the conversion rate for any convertible notes converted in connection with such fundamental changes by a specified number of shares of its common stock.

The offering is being made to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. Any offers of the convertible notes will be made only by means of a private offering memorandum. None of the convertible notes or any shares of the common stock issuable upon conversion of the convertible notes have been or are expected to be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Statements contained in this press release that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements include words such as “may,” anticipate,” “will,” “would,” “expected,” or other words of similar import. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties that could materially affect actual results include, among others:

•	the satisfaction of customary closing conditions relating to the convertible notes offering;

•	capital market risks; and

•	the impact of general economic or industry conditions.

There can be no assurance that the convertible notes offering will be completed on the anticipated terms, or at all. For more information about potential factors that could affect Alliant Energy’s businesses and financial results, please review “Risk Factors” in Alliant Energy’s Annual Report on Form 10-K for the fiscal year ended 2024 filed with the Securities and Exchange Commission (the “SEC”) and in Alliant Energy’s other filings with the SEC. These factors should be considered when evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to publicly update such statements to reflect subsequent events or circumstances.

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